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                                                                Exhibit 10.132
                           CHARLES SCHWAB & CO., INC.
                    LONG-TERM INCENTIVE PLAN III, AS AMENDED


1.       Purpose

The purpose of the Charles Schwab & Co. Inc. Long-Term Incentive Plan III, as amended (the "LTIP") is to provide contingent financial incentives to selected management employees to contribute to the long-term success of Charles Schwab & Co., Inc. and its affiliated companies ("the Company").

2.       Objectives

The specific objectives of the LTIP are to:

         o Encourage participants to work to maximize the financial success of the Company and its stockholders over the long-term.

         o Recognize high potential managers based on their current individual contribution.

         o Provide an opportunity for managers to share in the Company's growth and increased value.

         o       Encourage continued employment with the Company.

3.       Administration

         a. The LTIP will be administered by the Compensation Committee of the Board of Directors (the "Committee") of The Charles Schwab Corporation.

         b. Subject to the provisions of the LTIP, the Committee will have authority to interpret the LTIP, to prescribe, amend and rescind rules and regulations relating to the LTIP, and to make all other determinations deemed necessary or advisable in administering the LTIP.

         c.      The Committee will determine grants to all executive officers.

         d. The Committee may designate the Chairman and President of The Charles Schwab Corporation to select participants at or below the Senior Vice President level.

         e. Any determinations made by a majority of the Committee on all matters referred to in the LTIP, except those subject to the approval of the entire Board of Directors, will be conclusive and binding.
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4.       Eligibility

         a. Participation in this LTIP is limited to selected management employees whose responsibilities have a significant effect on the long-term performance of the Company, as determined by the Committee in its sole discretion.

         b. Participants shall normally be selected at the beginning of the LTIP term.

                 1.) Participants may be added to the LTIP, provided they will complete at least two (2) consecutive calendar quarters during the LTIP term; and/or additional units may be awarded to LTIP participants on January 1 or July 1 of each LTIP year by the Committee in its sole discretion.

                 2.) Units granted after January 1, 1991, shall have a "cost basis" equal to the value of a unit on the valuation date immediately preceding the grant.

5.       Plan Term

         a.      The plan term shall consist of four consecutive calendar years.

         b.      The effective date of this LTIP is January 1, 1991.

         c. The LTIP shall continue in effect for four years unless it is terminated earlier by the Committee.

6.       Award Units

         a. A maximum of 1.5 million units may be granted during the plan term. No participant may be granted more than 100,000 units. Any forfeited units will be returned to the LTIP.

         b. An award unit shall entitle the holder thereof to receive a payment equal to the cash value of the unit determined in accordance with the schedule incorporated into this document as Exhibit I, less the cost basis at the time of the grant. Unit values falling between those shown on Exhibit I shall be calculated according to the following formula: Unit Value = Cumulative Pretax Pre-LTIP Income times the Funding Rate divided by 1.5 million units.

         c. The Compensation Department will calculate and publish a unit price every six months during the plan term. The first valuation date shall be July 1, 1991.

         d. The Committee may, in its sole discretion, adjust the performance goals at any time during the plan term to reflect the impact of unusual unforeseen events such as a corporate restructuring or change in tax law or other regulations affecting the Company's business.
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7.       Unit Vesting

         a. Units will vest at a rate of twenty (20) percent every twelve months following the date of the grant.

         b.      All remaining units will vest on December 31, 1994.

8.       Payment of Awards

         Payment of awards will be by check, unless deferred as provided in Paragraph C, below, as soon as practicable after the end of the plan term, but not prior to certification of the Company's results by its independent auditors for all years of the plan term.

         a. The Company will withhold from payments applicable taxes as required by law.

         b. Payment of actual tax liabilities is the responsibility of the participant.

         c. Notwithstanding the foregoing, awards may be deferred pursuant to an eligible participant's election to defer receipt of payment under The Charles Schwab Corporation Deferred Compensation Plan.

9.       Termination of Employment

         If a participant's employment is terminated for any reason during the plan term after the participant has vested in any units, the participant shall be entitled to a cash payment equal to the most recent published value of units less the price of the participant's units (if any) multiplied times the number of vested units. All units are 100% vested as of December 31, 1994.

         a. Such award will be paid in one lump sum as soon as possible following termination.

         b. Awards made of behalf of a deceased participant shall be paid to the participant's heirs or estate in the same manner as unpaid salary.

10.      Employment Rights

         Designation of an employee as a participant for any performance cycle or the receipt of an award shall not give any employee any right to continued employment by the Company, and the right to dismiss any employee is specifically reserved by the Company.

11.      Amendment and Termination

         The Committee may terminate, modify or amend this LTIP at any time, provided that such action shall not affect the rights of any LTIP participants to awards that were granted prior to the date of such termination, modification or amendment.
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12.      Governing Law

         The LTIP shall be construed and its provisions enforced and administered in accordance with the laws of the State of California.
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                                                                       EXHIBIT I


                           CHARLES SCHWAB & CO., INC.

                    LONG-TERM INCENTIVE PLAN III, AS AMENDED
                          UNIT VALUATION SCHEDULE (1)


CUMULATIVE
PRETAX
PRE-LTIP
INCOME (IN MILLIONS)               RETURN ON EQUITY (2)              FUNDING RATE
- --------------------               --------------------              ------------
MORE THAN        $349.7                    18.3%                         8.0%
                  317.9                    17.4%                         7.0%
                  244.8                    14.6%                         6.0%


(1) Unit Value = Cumulative Pretax Pre-LTIP Income times the Funding Rate divided by the 1.5 million units in the LTIP.

(2)     ROE assumes beginning equity basis of $160 million.